UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

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ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, Massachusetts 01730
SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 15, 2022 AT 9:00 A.M. (EST)

On December 7, 2022, Jill D. Smith, the Chair of the Board of Directors of Aspen Technology, Inc. (the “Company”) sent the following communication to certain of the Company’s stockholders.

Dear Stockholders:

At our 2022 Annual Meeting of Stockholders, you will be asked to approve, on an advisory basis, the executive compensation of our named executive officers (“Proposal Three”). We, the Board of Directors (the “Board”) of the Company, urge you to vote in favor of this proposal.
We are writing to you in order to respond to the ISS Proxy Report, which recommends a vote against Proposal Three due to, among other things, the special equity grant made to our Chief Executive Officer, Antonio Pietri.
We strongly believe that the special equity grant made to Mr. Pietri is in our stockholders’ best interests because it incentivizes Mr. Pietri 's retention and future performance. We also note that Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that you vote for Proposal Three.
In June 2022, following consummation of the strategic transaction and enhanced partnership with Emerson Electric Co. (the “Transaction”), the Board granted Mr. Pietri 40,313 restricted stock units (“RSUs”) and 74,851 stock options. The Board’s rationale for granting this award consisted of the following:

•The special equity grant was granted to Mr. Pietri in lieu of an annual program grant award for fiscal 2023;
•In granting the award to the CEO, the Board considered compensation at peer companies following the Transaction with Emerson that increased the Company’s size, scale, growth potential, and overall profile;
•The compensation mix of stock options and time-based RSUs was consistent with the Company’s past compensation practices;
•The special equity award was granted after the closing of the Transaction in an effort to retain Mr. Pietri, which proved to be a sound decision given the Company’s stock performance following the consummation of the Transaction; and
•The Board strongly believes the special-equity grant is substantively performance-based because a large part of the award is in the form of stock options, which will have no value to Mr. Pietri unless he increases stockholder value.

We would welcome the opportunity to speak with you about our executive compensation philosophy and practices. Please contact our proxy solicitor Alliance Advisors at AZPN@AllianceAdvisors.com if you would like to discuss any of these matters.

We appreciate your consideration and urge you to vote “For” Proposal Three.

Jill D. Smith, Chair of the Board
__________________________
This supplement should be read in conjunction with the Company’s proxy statement filed with the Securities and Exchange Commission on October 28, 2022 (the “Proxy Statement”), and does not change the proposals to be acted upon at the 2022 Annual Meeting of Stockholders, which are described in the Proxy Statement, or the other information in the Proxy Statement.
The date of this supplement to the proxy statement is December 7, 2022